Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
MarineMax, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	1	Equity	Common Stock, par value $0.001 per share	Rule 457(r)				0.0001531	$0.00

	2	Equity	Preferred Stock, par value $0.001 per share	Rule 457(r)				0.0001531	$0.00

	3	Debt	Debt Securities	Rule 457(r)				0.0001531	$0.00

	4	Other	Depositary Shares	Rule 457(r)				0.0001531	$0.00

	5	Other	Warrants	Rule 457(r)				0.0001531	$0.00

	6	Other	Purchase Contracts	Rule 457(r)				0.0001531	$0.00

	7	Other	Units	Rule 457(r)				0.0001531	$0.00

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

		Total Offering Amounts					$0.00		$0.00

		Total Fees Previously Paid							$0.00

		Total Fee Offsets							$0.00

		Net Fee Due							$0.00

Offering Note

(1)
The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), to defer payment of all of the registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration
fees” in accordance with Rule 456(b). The registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

An unspecified aggregate initial offering price and number of securities of each identified class is being registered and may from time to time be offered at unspecified prices. The securities registered also include such unspecified amounts and numbers of common stock, preferred stock and debt securities as may be issued upon conversion of or exchange for preferred stock, debt securities, or warrants or settlement of any purchase contracts or units that provide for conversion or exchange or pursuant to the anti-dilution provisions of any such securities. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers additional shares of the registrant’s common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant. Separate consideration may or may not be received for securities that are issuable on exercise, redemption, conversion, exchange or settlement of other securities or that are issued in units.

(2)	See Footnote 1.

(3)	See Footnote 1.

(4)	See Footnote 1.
Each depositary share issued hereunder will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.

(5)	See Footnote 1.
Representing warrants to purchase shares of the registrant’s common stock and/or any of the other securities of the registrant.

(6)	See Footnote 1.
Representing purchase contracts to purchase shares of the registrant’s common stock and/or any of the other securities of the registrant.

(7)	See Footnote 1.
Representing units that may consist of any combination of the other securities of the registrant.